Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Heide Erickson
Capella Education Company
612.977.5172
Heide.Erickson@capella.edu

Media Contact:
Mike Buttry
Capella Education Company
612.977.5499
Mike.Buttry@capella.edu

Capella Education Company Reports Fourth Quarter and
Full Year 2013 Results

MINNEAPOLIS, Feb. 18, 2014 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education, primarily through its wholly owned subsidiary Capella University, today announced financial results for the three months and year ended Dec. 31, 2013.

“We continued to make steady progress in 2013, delivering annual new enrollment growth and operating earnings improvements in a challenging market environment,” said Kevin Gilligan, chairman and chief executive officer. “We are confident that our strategic focus on learner success, innovation and relationship-based marketing is positioning Capella for long term, sustainable growth.”

For the three months ended Dec. 31, 2013:

•	Revenues were $106.0 million, compared to $107.0 million in the fourth quarter of 2012, a decrease of 0.9 percent.

•	Capella University total enrollment decreased 2.5 percent to 35,432 and new enrollment decreased by 6.8 percent from fourth quarter 2012.

•	Operating income was $16.7 million, compared to $15.1 million for the same period in 2012. Operating margin was 15.8 percent, compared to 14.1 percent for the fourth quarter 2012.

•	Net income attributable to Capella Education Company for the fourth quarter of 2013 was $10.0 million, compared to $8.6 million for the same period in 2012.

•	Net income per diluted share was $0.79, compared to $0.68 for the same period in 2012.

For the fiscal year ended Dec. 31, 2013:

•	Revenues decreased by 1.5 percent to $415.6 million, compared to $421.9 million for the same period in 2012.

•	Operating income for 2013 was $59.9 million, or 14.4 percent of revenue, compared to $59.4 million, or 14.1 percent of revenue during 2012.

•	Net income attributable to Capella Education Company was $35.2 million, or $2.80 per diluted share, compared to $36.5 million, or $2.76 per diluted share for 2012.

•	Capella University average quarterly total enrollment growth decreased by 2.0 percent compared to 2012.

•	Total Capella University new enrollment for 2013 increased 2 percent from 2012.

Balance Sheet and Cash Flow

As of Dec. 31, 2013, the Company had cash and marketable securities of $160.2 million, compared to $115.5 million at Dec. 31, 2012, and no debt for the same periods.
Cash flow from operating activities for 2013 was $69.3 million compared to $64.8 million in 2012.

Dividend and Share Repurchase

A quarterly cash dividend of $0.35 per outstanding share of common stock was initiated during the fourth quarter of 2013. The dividend was paid on Jan. 10, 2014.

The Company repurchased approximately 170,000 shares of Capella stock for total consideration of $9.0 million in fiscal year 2013. In the fourth quarter 2013, the Company repurchased approximately 64,000 shares of Capella stock for total consideration of $4.2 million. The remaining authorization as of the end of the fourth quarter was $49.3 million.

Outlook

For the first quarter ending March 31, 2014, Capella University new enrollment growth is expected to be slightly positive compared to the first quarter 2013. Total enrollment is expected to decline approximately 1.5 to 2.5 percent and consolidated revenue is expected to be about flat to down 1.0 percent year-over-year compared to first quarter 2013.

The consolidated operating margin is anticipated to be approximately 14 to 15 percent of total revenue for the first quarter of 2014.

“Performance trends stabilized in 2013,” said Steve Polacek, senior vice president and chief financial officer. “While the timing of our return to total enrollment growth has likely shifted to the latter part of 2014, we believe moderate annual new enrollment growth and operating margin improvements are achievable in 2014.”

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management's good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company's actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; complying with U.S. Department of Education rules, including those regarding incentive compensation; maintaining our business in accordance with regional and specialized accreditation standards and state regulatory and program approval requirements; changes in the administration, funding and availability for Title IV programs; responding to any state attorneys general review of our activities; attracting and retaining high quality, academically prepared learners; updating and expanding the content of existing programs and developing new programs; the review of our business, marketing and financial aid practices by governmental authorities, including changes in applicable federal and state laws and regulations and accrediting agency policies; responding to requests for information and complaints from the Minnesota Office of Higher Education and other states; maintaining and expanding existing commercial relationships with employers and developing new such relationships; successfully offering our FlexPath programs; effectively leveraging our brand driven marketing strategy; improving our conversion rates; keeping up with advances in technology important to the online learner experience; improving our learner persistence and cohort retention rate; successfully managing our PhD completion efforts; successfully identifying and managing business partnership opportunities; complying with regulations applicable to our international operations; managing financial performance and operational challenges with acquired entities; using business technology to accurately store, process and report relevant data; effectively managing costs inherent in our business; and managing risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company's results to differ materially from those contained in its forward-looking statements are included under, among others, the heading "Risk Factors" in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its fourth quarter 2013 results and outlook during a conference call scheduled today, Feb. 18, 2014, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 702.928.7882 (international) at 8:50 a.m. (ET), conference ID# 34581024. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on Feb. 18, 2014, through Feb. 25, 2014, at 855.859.2056 (domestic) or 404.537.3406 (international), conference ID# 34581024. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University, a regionally accredited* online university. In addition, Capella Education Company offers online education through Resource Development International Ltd. (RDI), an independent provider of United Kingdom (UK) university distance learning qualifications.

Capella Education Company also owns an innovative startup company called Sophia (http://www.sophia.org) - a social teaching and learning platform that integrates education with technology.

Capella University offers online graduate degree programs in business, counseling, education, health administration, homeland security, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor's degree programs in business, information technology, nursing, psychology, and public safety.  These academic programs are designed to help working adults advance in their careers, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 43 graduate and undergraduate degree programs with 143 specializations, including two new direct assessment degree delivery programs. As of Dec. 31, 2013, approximately 35,000 learners were enrolled with over 70 percent of learners enrolled in graduate degree programs. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Resource Development International Ltd. partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. For more information, visit http://www.rdi.co.uk.

Sophia is a first-of-its-kind social education platform that offers students many ways to learn by making free, credible, academic content available to anyone, anywhere, at anytime. The site offers tens of thousands of tutorials created by hundreds of teachers and experts that are taught in a variety of ways. The platform further enhances the learning process by offering quizzes, assessing learning preferences and providing learning paths. For more information, visit www.sophia.org.

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

# # #

CAPELLA EDUCATION COMPANY
Consolidated Balance Sheets
(In thousands, except par value)

	As of December 31, 2013	As of December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$124,097	$93,220
Marketable securities, current	18,342	22,279
Accounts receivable, net of allowance of $7,091 at December 31, 2013 and $6,231 at December 31, 2012	16,919	15,900
Prepaid expenses and other current assets	10,548	11,124
Deferred income taxes	2,846	3,481
Total current assets	172,752	146,004
Marketable securities, non-current	17,740	—
Property and equipment, net	39,993	45,240
Goodwill	16,969	16,970
Intangibles, net	2,795	4,674
Total assets	$250,249	$212,888
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,939	$5,798
Accrued liabilities	33,164	26,392
Dividends payable	4,346	—
Deferred revenue	10,736	9,651
Total current liabilities	56,185	41,841
Deferred rent	3,221	4,150
Other liabilities	2,541	6,425
Deferred income taxes	6,283	8,370
Total liabilities	68,230	60,786

Shareholders’ equity:
Common stock, $0.01 par value: Authorized shares — 100,000; Issued and Outstanding shares — 12,361 at December 31, 2013 and 12,393 at December 31, 2012	124	124
Additional paid-in capital	104,546	97,716
Accumulated other comprehensive loss	(114)	(22)
Retained earnings	77,463	54,284
Total shareholders’ equity	182,019	152,102
Total liabilities and shareholders’ equity	$250,249	$212,888

CAPELLA EDUCATION COMPANY
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)
Revenues	$105,985	$107,001	$415,623	$421,890
Costs and expenses:
Instructional costs and services	45,906	49,388	183,757	191,947
Marketing and promotional	26,107	24,276	102,198	100,809
Admissions advisory	6,809	7,493	27,103	30,151
General and administrative	10,436	10,737	42,688	39,600
Total costs and expenses	89,258	91,894	355,746	362,507
Operating income	16,727	15,107	59,877	59,383
Other income (expense), net	284	(41)	(179)	(45)
Income before income taxes	17,011	15,066	59,698	59,338
Income tax expense	6,995	6,417	24,495	23,047
Net income	10,016	8,649	35,203	36,291
Net loss attributable to noncontrolling interest	—	—	—	186
Net income attributable to Capella Education Company	$10,016	$8,649	$35,203	$36,477
Net income attributable to Capella Education Company per common share:
Basic	$0.81	$0.69	$2.84	$2.77
Diluted	$0.79	$0.68	$2.80	$2.76
Weighted average number of common shares outstanding:
Basic	12,383	12,575	12,391	13,156
Diluted	12,697	12,645	12,566	13,220
Cash dividend declared per common share	$0.35	$—	$0.35	$—

CAPELLA EDUCATION COMPANY
Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended December 31,
	2013	2012
	(Unaudited)
Operating activities
Net income	$35,203	$36,291
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	15,132	17,310
Depreciation and amortization	25,877	29,255
Amortization of investment discount/premium	768	692
Impairment of property and equipment	229	1,150
Loss on disposal of property and equipment	52	81
Share-based compensation	5,330	4,880
Excess tax benefits from share-based compensation	(310)	(69)
Deferred income taxes	(1,463)	(3,584)
Changes in operating assets and liabilities:
Accounts receivable	(16,141)	(14,979)
Prepaid expenses and other current assets	1,787	2,586
Accounts payable and accrued liabilities	4,578	(6,296)
Income tax payable	(1,826)	(4,306)
Deferred rent	(929)	(65)
Deferred revenue	1,062	1,882
Net cash provided by operating activities	69,349	64,828
Investing activities
Capital expenditures	(18,728)	(23,278)
Proceeds from the sale of property and equipment	—	303
Acquisition of noncontrolling interest	—	(1,576)
Purchases of marketable securities	(22,426)	(13,887)
Maturities of marketable securities	7,885	55,545
Net cash provided by (used in) investing activities	(33,269)	17,107
Financing activities
Excess tax benefits from share-based compensation	310	69
Net proceeds from exercise of stock options	3,452	628
Repurchases of common stock	(8,965)	(51,418)
Net cash used in financing activities	(5,203)	(50,721)
Effect of foreign exchange rates on cash	—	29
Net increase in cash and cash equivalents	30,877	31,243
Cash and cash equivalents at beginning of year	93,220	61,977
Cash and cash equivalents at end of year	$124,097	$93,220
Supplemental disclosures of cash flow information
Income taxes paid	$27,486	$30,947
Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$775	$472
Declaration of cash dividend to be paid	$4,383	$—

CAPELLA UNIVERSITY
Other Information

	December 31,
Enrollment by Degree (a):	2013	2012	% Change
PhD/Doctoral	10,700	11,023	(2.9)%
Master's	14,931	15,596	(4.3)%
Bachelor's	8,828	8,800	0.3%
Other	973	910	6.9%
Total	35,432	36,329	(2.5)%

(a) Enrollment as of December 31, 2013 and 2012 is the enrollment as of the last day of classes for the quarter ended December 31, 2013 and 2012, respectively.